AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2006

REGISTRATION NOS. 333-68212, 333-60302, 333-94563, 333-50539, 333-50543, 333-08996

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KFORCE INC.

(Exact name of Registrant as specified in its Charter)

FLORIDA	59-3264661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1001 EAST PALM AVENUE, TAMPA, FLORIDA 33605

(Address of principal executive offices) (Zip code)

KFORCE.COM, INC. STOCK INCENTIVE PLAN

KFORCE.COM EXECUTIVE INVESTMENT PLAN

KFORCE INC. 1999 EMPLOYEE STOCK PURCHASE PLAN

ROMAC INTERNATIONAL, INC. STOCK INCENTIVE PLAN

ROMAC INTERNATIONAL, INC. NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

SOURCE SERVICES CORPORATION 401(k) AND PROFIT SHARING RETIREMENT SAVINGS PLAN

(Full title of the plans)

JOSEPH J. LIBERATORE

Chief Financial Officer

KFORCE INC.

1001 East Palm Avenue, Tampa, Florida 33605

(Name and address of agent for service)

(813) 552-5000

(Telephone number, including area code, of agent for service)

Copies of all communications to:

ROBERT J. GRAMMIG, ESQ.

HOLLAND & KNIGHT LLP

100 North Tampa Street, Suite 4100

Tampa, Florida 33602

(813) 227-8500

EXPLANATORY NOTES

This prospectus constitutes Post-Effective Amendment No. 1 to the Kforce Inc. (“Kforce”) Registration Statements on Form S-8 identified by the following Registration Numbers: 333-68212 filed on August 23, 2001; 333-60302 filed on May 4, 2001; 333-94563 filed on January 13, 2000; 333-50539 filed on April 21, 1998; 333-50543 filed on April 21, 1998 and Post-Effective Amendment No. 2 to Registration Statement No. 333-08996 filed on April 21, 1998. This Post-Effective Amendment includes a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act (the “Reoffer Prospectus”), which may be used for the offer and sale of securities registered hereunder by certain officers and directors of Kforce who may be deemed to be “affiliates” of Kforce, as that term is defined in Rule 405 under the Securities Act of 1933, as amended.

UP TO 5,128,595 SHARES OF

COMMON STOCK,

PAR VALUE $0.01 PER SHARE OF

KFORCE INC.

This prospectus relates to 5,128,595 shares of our common stock, par value $0.01 per share, that may be offered from time to time by certain of our officers and directors (the “Selling Shareholders”) who may be deemed to be “affiliates” of Kforce Inc., as defined in Rule 405 under the Securities Act of 1933, as amended. The shares of common stock being offered hereunder have been or may be acquired by the Selling Shareholders pursuant to awards of restricted stock or upon the exercise of incentive stock options or nonqualified stock options granted pursuant to the kforce.com, Inc. Stock Incentive Plan, kforce.com Executive Investment Plan, the Kforce Inc. 1999 Employee Stock Purchase Plan, the Romac International, Inc. Stock Incentive Plan, the Romac International, Inc. Non-Employee Director Stock Option Plan or the Source Services Corporation 401(k) and Profit Sharing Retirement Savings Plan (collectively, the “Plans”).

The shares of common stock are “control securities” under the Securities Act of 1933, as amended, before their sale under this Reoffer Prospectus. The shares may be offered from time to time by the Selling Shareholders named in this Reoffer Prospectus, or their transferees. See “Selling Shareholders” on page 7. The Selling Shareholders may sell all or a portion of their shares from time to time through public or private transactions, directly or through brokers or otherwise, and at prevailing market prices or at privately negotiated prices. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” beginning on page 9. This Reoffer Prospectus also relates to such additional number of our common shares as may be issued to the Selling Shareholders as a result of future share adjustments, in respect of our common shares that are covered by this Reoffer Prospectus.

You should read this Reoffer Prospectus and any accompanying prospectus supplement carefully before you make your investment decision. We will not receive any proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the Selling Shareholders will be borne by such Selling Shareholder.

Our common stock is traded on The Nasdaq Stock Market under the symbol KFRC. On May 3, 2006, the closing price for the common stock, as reported by The Nasdaq Stock Market was $15.76.

THIS INVESTMENT INVOLVES RISK. SEE “ RISK FACTORS” BEGINNING ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is May 4, 2006.

SUMMARY

ABOUT KFORCE

Who We Are

We are a national provider of professional and technical specialty staffing services. Kforce was formed in August 1994 as a result of the combination of Romac & Associates, Inc. and three of its largest franchises. Following an Initial Public Offering in August 1995, Kforce grew to 31 offices in 18 major markets. On April 20, 1998, Kforce consummated a merger whereby Source Services Corporation (“Source”), was merged into Kforce. On June 7, 2004, we completed a transaction whereby Hall, Kinion and Associates, Inc. was merged into Kforce. On February 1, 2005, we completed a transaction whereby VistaRMS, Inc. was merged into Kforce. On January 31, 2006 we completed the acquisition of PCCI Holdings, Inc. At December 31, 2005, we operated 71 field offices in 43 markets and we currently provide services in all 50 states and the District of Columbia through these offices or from our headquarters in Tampa, Florida. We provide our clients staffing services through three business segments: Technology (“Tech”), Finance and Accounting (“FA”), and Health and Life Sciences (“HLS”). Substantially all Tech and FA services are sold and delivered through our field offices. The HLS segment includes our Clinical Research (formerly Pharmaceutical), Scientific, Healthcare-Nursing (“Nursing”) and Health Information Management (“HIM”) specialties. The sales and delivery functions of substantial portions of HLS, particularly Clinical Research and HIM, are concentrated in our headquarters, with services being provided for certain clients through our field offices. Our headquarters provides support services to our field offices in areas such as human resources, nationwide recruiting, training, and national sales initiatives, in addition to the traditional “back office” support services such as payroll, billing, accounting, legal, tax, data processing and marketing, which are highly centralized.

Kforce is focused on providing “staffing” services to our clients. Our staffing services include Flexible Staffing Services (“Flex”) and Search Services (“Search”). Kforce anticipates continued growth which may be organic and/or through acquisition of other entities that enhance or expand our existing businesses. We believe that we are positioned to acquire and integrate other businesses that are strategically beneficial.

Our principal executive offices are located at 1001 East Palm Avenue, Tampa, Florida 33605. Our telephone number is (813) 552-5000.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors”, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. In addition, any forward-looking statements represent our estimates only as of the date this prospectus is filed with the SEC and should not be relied upon as representing our estimates as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

You should read this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

RISK FACTORS

Kforce may not be able to recruit and retain qualified personnel.

Kforce depends upon the abilities of its staff to attract and retain personnel, particularly technical and professional personnel, who possess the skills and experience necessary to meet the staffing requirements of our clients. We must continually evaluate and upgrade our base of available qualified personnel to keep pace with changing client needs and emerging technologies. We expect competition for individuals with proven technical or professional skills for the foreseeable future. If qualified personnel are not available to us in sufficient numbers and upon economic terms acceptable to us, it could have a material detrimental effect on our business.

Kforce’s current market share may decrease as a result of limited barriers to entry for new competitors and discontinuation of clients outsourcing of their staffing needs.

Kforce faces significant competition in the markets we serve, and there are limited barriers to entry for new competitors. The competition among staffing services firms is intense. Kforce competes for potential clients with providers of outsourcing services, systems integrators, computer systems consultants, temporary personnel agencies, search firms and other providers of staffing services. A number of our competitors possess substantially greater resources than we do. From time to time we experience significant pressure from our clients to reduce price levels. During these periods, we may face increased competitive pricing pressures and may not be able to recruit the personnel necessary to fill our clients’ needs. We also face the risk that certain of our current and prospective clients will decide to provide similar services internally. There can be no assurance that we will continue to successfully compete.

We rely on short-term contracts with most of our clients.

Because long-term contracts are not a significant part of our business, future results cannot be reliably predicted by considering past trends or extrapolating past results. Further, our reliance on short-term contracts exerts continued pressure on us when we try to renew contracts with existing clients who may seek better terms at each renewal.

Our “offshore” outsourcing solutions are limited.

Many staffing customers are now seeking an “offshore” solution to support their technology and business process function and, as a result, a significant amount of technology and financial staffing may be replaced by “offshore” resources. Prior to January 31, 2006, we did not provide an “offshore” program. Subsequent to the acquisition of PCCI on January 31, 2006, we do provide a limited technology staffing solution through a location in the Philippines to certain clients of PCCI whose contracts were acquired in conjunction with the acquisition. There can be no assurance that we will be able to compete successfully against other “offshore” solution providers or that we will not lose significant market share and revenue. While our Technology staffing revenue increased throughout 2004 and 2005, and we believe that the long-term business catalyst of technology remain in place, there can be no assurance that spending in the sector will return to the levels seen over the last decade.

We do not provide a Vendor Management System (“VMS”) solution.

Many staffing customers are seeking to consolidate their use of staffing services through the use of VMS solutions. Kforce provides consultants to these clients through other staffing companies who utilize a VMS solution, but does not currently provide this service directly to its clients. There can be no assurance that we can continue to effectively compete with those companies that provide a VMS solution.

Currently, Kforce is unable to recruit enough nurses to meet our clients’ demands for nurse staffing services, limiting the potential growth of our healthcare staffing business.

Kforce relies on its ability to attract, develop, and retain nurses and other healthcare personnel who possess the skills, experience and licensure necessary to meet the specified requirements of our healthcare staffing clients. We compete for healthcare staffing personnel with other temporary healthcare staffing companies, as well as actual and potential clients. Currently, there is a shortage of qualified nurses in most areas of the United States and competition for nursing personnel is increasing. At this time, we do not have enough nurses to meet our clients’ demands for our nurse staffing services. This shortage of nurses limits Kforce’s ability to grow our healthcare staffing business. Furthermore, we believe that the aging of the existing nurse population and declining enrollments in nursing schools will result in further competition for qualified nursing personnel.

Decreases in patient occupancy at healthcare clients’ facilities may adversely affect the profitability of Kforce’s business.

Demand for temporary healthcare staffing services is significantly affected by the general level of patient occupancy at healthcare clients’ facilities. When a hospital’s occupancy increases, temporary employees are often added before full-time employees are hired. As occupancy decreases, clients may reduce their use of temporary employees before undertaking layoffs of their regular employees. Kforce may also experience more competitive pricing pressure during periods of occupancy downturn. This reduction in occupancy could adversely affect the demand for services and Kforce’s profitability. There has been a significantly lessened demand for our healthcare staffing services in recent years. Although demand has improved for our healthcare staffing services during 2004 and 2005 there can be no assurance that such demand will remain at current levels.

Significant legal actions, particularly relating to our healthcare staffing services, could subject Kforce to substantial uninsured liabilities.

In recent years, healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large claims and significant defense costs. In addition, we may be subject to claims related to torts or crimes committed by our employees or temporary staffing personnel. In some instances, we are required to indemnify clients against some or all of these risks. A failure of any of our employees or personnel to observe our policies and guidelines intended to reduce these risks, relevant client policies and guidelines or applicable federal, state or local laws, rules and regulations could result in negative publicity, payment of fines or other damages. To protect ourselves from the cost of these claims, we maintain professional malpractice liability insurance, fidelity insurance and general liability insurance coverage in amounts and with deductibles that we believe are appropriate for our operations. Our insurance coverage, however, may not cover all claims against us or continue to be available to us at a reasonable cost. If we are unable to maintain adequate insurance coverage, we may be exposed to substantial liabilities.

The addition of offices and entry into new geographic markets may not occur on a timely basis or achieve anticipated financial results.

Kforce’s growth depends in part on our ability to enter new vertical or geographic markets successfully. This expansion is dependent on a number of factors, including our ability to:

•	develop, recruit and maintain a base of qualified professionals within a new geographic market;

•	initiate, develop and sustain corporate client relationships in each new vertical or geographic market;

•	attract, hire, integrate and retain qualified sales and sales support employees; and

•	accurately assess the demand of a new market.

The addition of new offices and entry into new vertical or geographic markets typically result in increases in operating expenses, primarily due to increased employee headcount. Expenses are incurred in advance of forecasted revenue, and there is typically a delay before our new employees reach full productivity. Additionally, demand for our services in new markets that we enter might also be less than we anticipate. If we are unable to enter new vertical or geographic markets in a cost-effective manner or if demand for our services in new markets does not meet or exceed our forecasts, our business, operating results and financial condition could be negatively impacted. In 2003, 2004 and 2005, we closed and consolidated offices to improve efficiency, and further closures or consolidation may occur depending on market and competitive conditions.

Competition for acquisition opportunities may restrict Kforce’s future growth by limiting our ability to make acquisitions at reasonable valuations.

Kforce’s business strategy includes increasing market share and presence in the staffing industry through strategic acquisitions of companies that complement or enhance our business. We have historically faced competition for acquisitions. In the future, this could limit our ability to grow through acquisitions or could raise the prices of acquisitions and make them less accretive or possibly non-accretive to us. In addition, Kforce may be limited by its ability to obtain financing to consummate desirable acquisitions.

Kforce may face difficulties integrating acquisitions into existing operations and acquisitions may be unsuccessful, involve significant cash expenditures or expose Kforce to unforeseen liabilities.

Kforce continually evaluates opportunities to acquire staffing companies that complement or enhance our business and frequently has preliminary acquisition discussions with some of these companies.

These acquisitions involve numerous risks, including:

•	potential loss of key employees or clients of acquired companies;

•	difficulties integrating acquired personnel and distinct cultures into a single business;

•	diversion of management attention from existing operations; and

•	assumption of liabilities and exposure to unforeseen liabilities of acquired companies.

These acquisitions may also involve significant cash expenditures, debt incurrence, integration expenses and exposure to unforeseen liabilities that could have a material adverse effect on our financial condition and results of operations. Any acquisition may ultimately have a negative impact on our business and financial condition.

Kforce faces significant employment liability risk.

Kforce employs and places people in the workplaces of other businesses. An inherent risk of such activity includes possible claims of errors and omissions, misuse of client proprietary information, misappropriation of funds, discrimination and harassment, employment of illegal aliens, theft of client property, other criminal activity, torts or other claims. We have policies and guidelines in place to reduce our exposure to such risks. However, failure of any employee or personnel to follow these policies and guidelines may result in negative publicity, injunctive relief, payment by Kforce of monetary damages or fines or other material adverse effects upon our business. Moreover, we could be held responsible for the actions at a workplace of persons not under our immediate control. To reduce our exposure, we maintain insurance covering general liability, workers compensation claims, errors and omissions, and employee theft. Due to the nature of our assignments, in particular, access to client information systems and confidential information, and the potential liability with respect thereto, we may not be able to obtain insurance coverage in amounts adequate to cover any such liability on acceptable terms. In addition, we face various employment-related risks not covered by insurance, such as wage and hour laws and employment tax responsibility.

Kforce may be adversely affected by government regulation of the staffing business.

Our business is subject to regulation and licensing in many states. While we have had no material difficulty complying with regulations in the past, there can be no assurance that we will be able to continue to obtain all necessary licenses or approvals or that the cost of compliance will not prove to be material. If we fail to comply, such failure could materially adversely affect Kforce’s financial results.

There are proposed changes in government visa rules that may materially impact our ability to bring foreign-born nurses to the United States. Our ability to bring nurses into the United States in the future may be severely impacted, which would affect our nurse staffing revenue. Kforce relies partially on foreign-born nurses in order to provide nurse staffing services to our healthcare customers.

Kforce may be adversely affected by government regulation of the workplace.

Part of our business entails employing individuals on a temporary basis and placing such individuals in clients’ workplaces. Increased government regulation of the workplace or of the employer-employee relationship could have a material adverse affect on Kforce.

If Kforce becomes subject to material liabilities under our self-insured programs, our financial results may be adversely affected.

Kforce provides workers compensation coverage through a program that is partially self-insured. In addition, we provide medical coverage to our employees through a partially self-insured preferred provider organization. If we become subject to substantial uninsured workers compensation or medical coverage liabilities, our financial results may be adversely affected.

Future changes in reimbursement trends could hamper our clients’ ability to pay Kforce.

Many of Kforce’s healthcare clients are reimbursed under the federal Medicare program and state Medicaid programs for the services they provide. In recent years, federal and state governments have made significant changes in these programs that have reduced government rates. In addition, insurance companies and managed care organizations seek to control costs by requiring that healthcare providers, such as hospitals, discount their services in exchange for exclusive or preferred participation in their benefit plans. Future federal and state legislation or evolving commercial reimbursement trends may further reduce, or change conditions for, our clients’ reimbursement. Limitations on reimbursement could reduce our clients’ cash flow, hampering their ability to pay us. This situation could have a significant impact on our cash flow.

Significant increases in payroll-related costs could adversely affect Kforce’s business.

Kforce is required to pay a number of federal, state, and local payroll and related costs, including unemployment taxes, workers compensation and insurance, FICA, and Medicare, among others, for our employees. Significant increases in the effective rates of any payroll-related costs likely would have a material adverse effect upon Kforce. Costs could also increase as a result of health care reforms or the possible imposition of additional requirements and restrictions related to the placement of personnel. Recent federal and state legislative proposals have included provisions extending health insurance benefits to personnel who currently do not receive such benefits. We may not be able to increase the fees charged to our clients in a timely manner and in a sufficient amount to cover increased costs, if any such proposals are adopted.

Kforce depends on the proper functioning of our information systems.

Kforce is dependent on the proper functioning of information systems in operating its business. Critical information systems are used in every aspect of Kforce’s daily operations, most significantly, in the identification and matching of staffing resources to client assignments and in the customer billing and consultant payment functions. Kforce’s information systems are protected through physical and software safeguards including the use of a third party data processing center. However, Kforce and its systems are still vulnerable to natural disasters (we are headquartered in a hurricane prone area), fire, terrorist acts, power loss, telecommunications failures, physical or software break-ins, computer viruses and similar events. If our critical information systems fail or are otherwise unavailable, we would have to accomplish these functions manually, which could temporarily impact our ability to identify business opportunities quickly, to maintain billing and clinical records reliably, and to bill for services efficiently. In addition, we depend on third-party vendors for certain functions whose future performance and reliability we can not warranty.

Due to inherent limitations, there can be no assurance that our system of disclosure and internal controls and procedures will be successful in preventing all errors and fraud, or in making all material information known in a timely manner to management.

Our management, including our CEO and CFO, does not expect that our disclosure controls and internal controls will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within Kforce have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control.

The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, a control may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Kforce may not be able to maintain sufficient cash flow or borrowing capacity to support operations.

Kforce’s liquidity may be adversely impacted by covenants in our Credit Facility. On October 28, 2005, Kforce entered into a Seventh Amendment to the Credit Facility (the “Extended Credit Facility”) with a syndicate led by Bank of America. Under the Extended Credit Facility, Kforce’s maximum borrowings are limited to $100 million. In addition, Kforce has the right under the Extended Credit Facility to increase the maximum borrowings available to $140 million under an accordion feature. Borrowings under the Extended Credit Facility are limited to 85% of eligible accounts receivable. Under the Extended Credit Facility, Kforce is required to meet certain minimum availability and fixed charge coverage ratio requirements. The Extended Credit Facility expires on November 3, 2010.

At no time during the existence of the Extended Credit Facility have we ever failed to meet the minimum availability and fixed charge coverage ratio requirements. If we did not comply with these financial covenants, such a breach of the Extended Credit Facility could materially adversely affect our liquidity and financial condition. Such lack of compliance could result, among other things, in the acceleration of all amounts borrowed under the Extended Credit Facility.

Adverse results in tax audits could result in significant cash expenditures or exposure to unforeseen liabilities.

Kforce is subject to periodic federal, state and local tax audits for various tax years. Although Kforce attempts to comply with all taxing authority regulations, adverse findings or assessments made by the taxing authorities as the result of an audit could have a material adverse affect on Kforce.

Kforce’s success depends upon retaining the services of its management team.

Kforce is highly dependent on its management team and expects that continued success will depend largely upon their efforts and abilities. The loss of the services of any key executive for any reason could have a material adverse effect upon Kforce. Success also depends upon our ability to identify, develop, and retain qualified operating employees; particularly management, client servicing, and candidate recruiting employees. Kforce expends significant resources in the recruiting and training of its employees, as the pool of available applicants for these positions is limited. The loss of some of our key operating employees could have an adverse effect on our operations, including our ability to establish and maintain client and candidate, professional and technical relationships.

Kforce’s stock price may be volatile.

Kforce’s common stock is traded on The NASDAQ Stock Market under the symbol “KFRC”. The market price of our stock has fluctuated substantially in the past and could fluctuate substantially in the future, based on a variety of factors, including our operating results, changes in general conditions in the economy, the financial markets, the employment services industry, or other developments affecting us, our clients, or our competitors, some of which may be unrelated to our performance.

In addition, the stock market in general, especially the NASDAQ National Market tier, along with market prices for staffing companies, has experienced volatility that has often been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating results.

Among other things, volatility in our stock price could mean that investors will not be able to sell their shares at or above the prices that they pay. The volatility also could impair our ability in the future to offer common stock as a source of additional capital or as consideration in the acquisition of other businesses.

Provisions in Kforce’s articles and bylaws and under Florida law may have certain anti-takeover effects.

Kforce’s articles of incorporation and bylaws and Florida law contain provisions that may have the effect of inhibiting a non-negotiated merger or other business combination. In particular, our articles of incorporation provide for a staggered board of directors and permit the removal of directors only for cause. Additionally, management may issue up to 15 million shares of preferred stock, and fix the rights and preferences thereof, without a further vote of the shareholders. In addition, certain of our officers and managers have employment agreements containing certain provisions that call for substantial payments to be made to such employees in certain circumstances upon a change in control. Certain of these provisions may discourage a future acquisition of Kforce, including an acquisition in which shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. Moreover, the existence of these provisions may have a depressive effect on the market price of our common stock.

SELLING SHAREHOLDERS

This prospectus relates to the reoffer and resale of shares of our common stock issued or that may be issued under the Plans to Selling Shareholders who may be deemed “affiliates” of Kforce (as that term is defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”)).

The following table sets forth (i) the number of shares of common stock owned by each Selling Shareholder at May 3, 2006, (ii) the number of shares of common stock to be offered for resale by each Selling Shareholder and (iii) the number and percentage of shares of common stock that each Selling Shareholder will beneficially own after completion of the offering. Because the Selling Shareholders may offer all, some, or none of their shares of common stock, no definite estimate as to the number of shares of common stock or the percentage thereof that will be held by Selling Shareholders after such offering can be provided. The following table was prepared based on the assumption that all shares of common stock offered under this prospectus will be sold.

Name	Shares of Common Stock Beneficially Owned Before the Offering (1)(2)(3)	Number of Shares to Be Offered for Resale	Number of Shares of Common Stock/ Percentage of Class to be Owned After the Completion of Offering
			Number	Percent of Class
David L. Dunkel, Chairman and Chief Executive Officer	3,859,754	2,236,973	1,622,781	4.10%

John N. Allred, Director	96,750	75,826	20,924	*

Michael R. Blackman, Sr. Vice President, Investor Relations	103,535	103,535	0	*

W.R. Carey, Jr., Director	138,238	138,238	0	*

Richard M. Cocchiaro, Vice President and Director (Vice Chairman)	1,818,255	31,084	1,787,171	4.52%

Michael L. Ettore, Sr. Vice President and Chief Services Officer	192,102	186,431	5,671	*

Mark F. Furlong, Director	46,955	29,855	17,100	*

David M. Kelly Vice President, Finance	59,100	59,100	0	*

Joseph J. Liberatore, Sr. Vice President and Chief Financial Officer	576,015	576,015	0	*

Stephen J. McMahan, Sr. Vice President and Chief Sales Officer	153,638	153,257	381	*

Elaine D. Rosen, Director	11,000	10,000	1,000	*

William L. Sanders, President and Secretary	1,292,591	1,239,929	52,662	*

Ralph E. Struzziero, Director	161,219	41,468	119,751	*

Howard W. Sutter, Vice President and Director (Vice Chairman)	1,843,588	186,884	1,656,704	4.19%

A. Gordon Tunstall, Director	60,000	60,000	0	*

All Selling Shareholders as a Group	10,412,740	5,128,595	5,284,145	13.36%

*	Less than 1% of the outstanding common stock.
(1)	Includes the number of shares subject to purchase pursuant to currently exercisable options or options exercisable within 60 days of May 3, 2006 as follows: Mr. Allred, 51,029; Mr. Blackman 103,535; Mr. Carey, 98,238; Mr. Cocchiaro, 29,837; Mr. Dunkel, 1,939,910; Mr. Ettore, 136,022; Mr. Furlong, 29,855; Mr. Liberatore, 535,694; Mr. McMahan, 153,257; Ms. Rosen, 10,000; Mr. Sanders, 839,817; Mr. Struzziero, 14,464; Mr. Sutter, 164,767; and Mr. Tunstall, 60,000.
(2)	Includes 19,000 shares as to which beneficial ownership is disclaimed by Mr. Cocchiaro (shares held by spouse). Also includes 1,675,083 shares as to which voting and/or investment power is shared or controlled by another person and as to which beneficial ownership is not disclaimed, as follows: Mr. Cocchiaro, 39,200 (shares held by mother), 23,080 (shares held by sons); Mr. Struzziero, 1,987 (shares held by spouse), 10,500 (shares held by sons); and Mr. Sutter, 5,000 (shares held by spouse) and 1,595,316 (shares held by Sutter Investments Ltd. of which H.S. Investments, Inc. is the sole general partner).
(3)	Includes the number of shares of restricted stock that are beneficially owned as follows: Mr. Dunkel, 98,166; Mr. Ettore, 16,005; Mr. Liberatore, 32,864; and Mr. Sanders, 58,558.

This offering is not underwritten; neither the Selling Shareholders nor Kforce has employed an underwriter for the sale of common stock by the Selling Shareholders. We will bear all expenses in connection with the preparation of this prospectus. The Selling Shareholders will bear all expenses associated with the sale of the common stock.

PLAN OF DISTRIBUTION

The common stock covered by this prospectus may be offered and sold from time to time by the Selling Shareholders or their transferees in one or more of the following transactions:

•	cross trades or block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Reoffer Prospectus;

•	“at the market” to or through market makers or into an existing market for the common stock;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long sales or short sales in compliance with Section 16(c) under the Exchange Act, effected after the effective date of the registration statement of which this Reoffer Prospectus is a part;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	through transactions in options, swaps or other derivatives, whether exchange-listed or otherwise;

•	any combination of the foregoing methods; or

•	by any other legally available means.

The Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares of common stock or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of common stock in the course of hedging the positions they assume with certain Selling Shareholders. The Selling Shareholders may also sell the common stock short and redeliver the stock to close out such short positions. Such Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery of the common stock to the broker-dealer. The broker-dealer may then resell or otherwise transfer such common stock pursuant to this Reoffer Prospectus. The Selling Shareholders also may loan or pledge the common stock to a broker-dealer. The broker-dealer may sell the common stock so loaned, or upon a default the broker-dealer may sell the pledged common stock, pursuant to this Reoffer Prospectus.

Any transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Shareholders may effect such transactions by selling common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or commissions from purchasers of the common stock for whom they may act as agent. The Selling Shareholders and any broker-dealers or agents that participate in the distribution of common stock by them might be deemed to be underwriters, and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions, under the Securities Act.

The common stock will be sold through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the common stock may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have informed the Selling Shareholders that the anti-manipulation rules contained in Regulation M under the Exchange Act may apply to their sales in the market and have informed them of the requirement for delivery of this Reoffer Prospectus in connection with any sale of our common stock offered by this Reoffer Prospectus. All expenses of registration incurred in connection with the sale of the shares of common stock offered by this Reoffer Prospectus are being borne by us, but any brokerage commissions and other expenses incurred by a Selling Shareholder will be borne by such Selling Shareholder.

Any of our common stock covered by this Reoffer Prospectus that qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this Reoffer Prospectus. Upon notification to us by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale or purchase of our common stock, we will file a supplement to this Reoffer Prospectus, if required, disclosing:

•	the name of the participating broker-dealer(s);

•	the amount of common stock involved;

•	the price at which such common stock was sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Reoffer Prospectus; and

•	other facts material to the transaction.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the shares of common stock offered hereby have been passed upon for Kforce by Holland & Knight LLP, Tampa, Florida.

EXPERTS

The financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements, and other documents with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F. Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its public reference rooms. The SEC also maintains an Internet Website at http://www.sec.gov that contains our reports, proxy and information statements, and other information that we file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities, or after the date of this initial registration statement and before the effectiveness of this registration statement. The documents incorporated by reference are:

•	our Annual Report on Form 10-K for the year ended December 31, 2005;

•	The Description of our Common Stock contained in our registration statement on Form S-3 filed with the SEC on May 24, 2002; and

•	all documents filed by Kforce Inc. under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of the filed documents referred to above, excluding exhibits, unless they are specifically incorporated by reference into those documents. You can request those documents from our Investor Relations Department at:

Kforce Inc.

1001 East Palm Avenue

Tampa, Florida 33605

Telephone: (813) 552-5000

UP TO 5,128,595 SHARES OF

KFORCE INC.

COMMON STOCK

PROSPECTUS

MAY 4, 2006

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), Commission File No. 0-26058, are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (including information specifically incorporated into the Registrant’s Form 10-K from the Registrant’s definitive Proxy Statement).

(b) The Description of our Common Stock contained in our registration statement on Form S-3 filed with the SEC on May 24, 2002.

(c) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant is a Florida corporation. The Florida Business Corporation Act, as amended (the “Florida Act”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided, further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Article V of the Registrant’s Bylaws provides that the Registrant shall indemnify any director, officer, employee or agent or any former director, officer, employee or agent to the full extent permitted by Florida law. The Registrant has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not. Applicable.

ITEM 8. EXHIBITS.

4.1	Romac International, Inc. Stock Incentive Plan.(1)

4.2	Source Services Corporation 401(k) and Profit Sharing Retirement Savings Plan.(2)

4.3	Romac International, Inc. Non-Employee Director Stock Option Plan.(3)

4.4	kforce.com Executive Investment Plan.(4)

4.5	kforce.com, Inc. Stock Incentive Plan.(5)

4.6	Kforce Inc. 1999 Employee Stock Purchase Plan.(6)

5.1	Opinion of Holland & Knight LLP re legality of the Common Stock.(7)

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).(7)

23.2	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney.(7)

(1)	Incorporated by reference to Registration Statement No. 333-08996 on Form S-8 filed with the Commission on April 21, 1998 by Romac International, Inc.
(2)	Incorporated by reference to Registration Statement No. 333-50543 on Form S-8 filed with the Commission on April 21, 1998 by Romac International, Inc.
(3)	Incorporated by reference to Registration Statement No. 333-50539 on Form S-8 filed with the Commission on April 21, 1998 by Romac International, Inc.
(4)	Incorporated by reference to Registration Statement No. 333-94563 on Form S-8 filed with the Commission on January 13, 2000 by Romac International, Inc.
(5)	Incorporated by reference to Registration Statement No. 333-60302 on Form S-8 filed with the Commission on May 4, 2001 by Kforce.com, Inc.
(6)	Incorporated by reference to Registration Statement No. 333-68212 on Form S-8 filed with the Commission on August 23, 2001 by Kforce Inc.
(7)	Previously filed.

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on May 4, 2006.

Kforce Inc.

By:	/s/ David L. Dunkel
David L. Dunkel
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures		Title	Date
By:	/s/ David L. Dunkel David L. Dunkel	Chief Executive Officer and Director (principal executive officer)	May 4, 2006

By:	/s/ Joseph J. Liberatore Joseph J. Liberatore	Senior Vice President, Chief Financial Officer (principal financial officer)	May 4, 2006

By:	/s/ Anthony B. Petitt Anthony B. Petitt	Vice President, Chief Accounting Officer (principal accounting officer)	May 4, 2006

By:	* John N. Allred	Director	May 4, 2006

By:	* William R. Carey, Jr.	Director	May 4, 2006

By:	* Richard M. Cocchiaro	Director	May 4, 2006

By:	Mark F. Furlong	Director	May 4, 2006

By:	Patrick D. Moneymaker	Director	May 4, 2006

By:	Elaine D. Rosen	Director	May 4, 2006

By:	Ralph E. Struzziero	Director	May 4, 2006

By:	* Howard W. Sutter	Director	May 4, 2006

By:	* A. Gordon Tunstall	Director	May 4, 2006

*By:	/s/ David L. Dunkel David L. Dunkel	Attorney-in-Fact	May 4, 2006

INDEX TO EXHIBITS

4.1	Romac International, Inc. Stock Incentive Plan.(1)

4.2	Source Services Corporation 401(k) and Profit Sharing Retirement Savings Plan.(2)

4.3	Romac International, Inc. Non-Employee Director Stock Option Plan.(3)

4.4	kforce.com Executive Investment Plan.(4)

4.5	kforce.com, Inc. Stock Incentive Plan.(5)

4.6	Kforce Inc. 1999 Employee Stock Purchase Plan.(6)

5.1	Opinion of Holland & Knight LLP re legality of the Common Stock.(7)

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).(7)

23.2	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney (7).

(1)	Incorporated by reference to Registration Statement No. 333-08996 on Form S-8 filed with the Commission on April 21, 1998 by Romac International, Inc.
(2)	Incorporated by reference to Registration Statement No. 333-50543 on Form S-8 filed with the Commission on April 21, 1998 by Romac International, Inc.
(3)	Incorporated by reference to Registration Statement No. 333-50539 on Form S-8 filed with the Commission on April 21, 1998 by Romac International, Inc.
(4)	Incorporated by reference to Registration Statement No. 333-94563 on Form S-8 filed with the Commission on January 13, 2000 by Romac International, Inc.
(5)	Incorporated by reference to Registration Statement No. 333-60302 on Form S-8 filed with the Commission on May 4, 2001 by Kforce.com, Inc.
(6)	Incorporated by reference to Registration Statement No. 333-68212 on Form S-8 filed with the Commission on August 23, 2001 by Kforce Inc.
(7)	Previously filed.